ADDENDUM TO ADMINISTRATION AGREEMENT


         The Administration Agreements between BUILDERS PROLOAN FUND, INC. (the "Fund") and INVESTMENT COMPANY ADMINISTRATION CORPORATION (the "Administrator") dated October 20, 1997, is hereby amended as follows:

1. PARAGRAPH 7 OF THE AGREEMENT.

         7.   COMPENSATION.   As  compensation  for  services  rendered  by  the
Administrator during the term of this agreement, the Fund will pay the Administrator a monthly fee at the following annual rates effective August 1, 1998:

               AVERAGE NET ASSETS                ANNUAL FEE
               ------------------                ----------
               $0 to $150 million                $50,000
               Over $150 million                 0.05% of Average Net Assets

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the day and year first written above.

BUILDERS PROLOAN FUND, INC.


By:                                              Date:
   ------------------------------                     --------------------------
      Name: John W. Stewart

Title: President
   ------------------------------


INVESTMENT COMPANY ADMINISTRATION CORPORATION


By:                                              Date:
   ------------------------------                     --------------------------
      Name: Eric M. Banhazl

Title: Executive Vice President
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